CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Leader Funds Trust and to the use of our report dated July 30, 2018 on the financial statements and financial highlights of Leader Short Duration Bond Fund (formerly, Leader Short-Term Bond Fund), Leader Total Return Fund, and Leader Floating Rate Fund, each a series of shares of beneficial interest in Northern Lights Fund Trust (the Predecessor Funds). Such financial statements and financial highlights appear in the May 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 9, 2019